Exhibit 10.7

SenesTech, Inc.

3140 N. Caden Ct., Ste 1

Flagstaff, AZ 86004

June 30, 2016

Dr. Loretta P. Mayer

3165 Forest Hills Drive

Flagstaff, Arizona 86001

Re:     Employment Terms

Dear Loretta:

SenesTech, Inc. (the “Company”) is pleased to offer you continued employment in the position of Chief Executive Officer on the following terms of this letter agreement (which is also sometimes referred to as the “Agreement”).

1.          Duties and Responsibilities. As Chief Executive Officer, you will report to the Company’s Board of Directors (the “Board”). You will also continue to serve as a member of the Board and as Chairperson of the Board subject to the terms and conditions of the Company’s Bylaws. You will work at our facility located in Flagstaff, Arizona. Of course, subject to the terms of this Agreement, the Company may change your position, duties, and work location from time to time in its discretion. As a Company employee, you will be expected to abide by Company rules and policies as adopted from time to time, applicable to all officers of the Company.

2.          Salary. Your salary will be $300,000 per year initially, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule (the “Base Salary”). Your Base Salary will be paid in accordance with the Company’s normal payroll schedule.

3.          Signing Bonus. The Company agrees to pay you a signing bonus equal to $150,000, less payroll deductions and withholdings, payable within one (1) business day after the execution of this Agreement by you (the “Signing Bonus”). By signing this Agreement and accepting the Signing Bonus, you further agree to waive all rights to receive any compensation amounts provided for in the Executive Employment Agreement dated October 16, 2013, between you and the Company (the “Prior Employment Agreement”).

4.          Annual Bonuses. Each year during your employment, you will be eligible to receive an annual incentive bonus with a minimum target value equal to fifty percent (50%) of your annual Base Salary (each such bonus, an “Annual Bonus”). Whether you receive an Annual Bonus, and the actual amount of any such bonus, shall be determined by the Board in its sole discretion, and shall be based upon achievement of performance objectives to be mutually agreed upon between you and the Board (or duly authorized committee thereof) and other criteria to be determined by the Board. Each Annual Bonus shall be paid within thirty (30) days after the Board’s determination that an Annual Bonus shall be awarded.

5.          Restricted Stock Unit Award. At the first Board meeting following the execution of this Agreement, the Company will grant you an award of restricted stock units (the “RSU Award”) representing the right to receive 1,100,000 shares of the Company’s common stock. The RSU Award will vest and be settled over a three-year period, with one third (1/3) of the units vesting on the twelve (12)-month anniversary of the date of grant, and the remaining units vesting in equal quarterly tranches over the following twenty-four (24) months of continuous service. The RSU Award shall be issued pursuant to the terms and conditions of the Company’s 2015 Equity Incentive Plan and the award agreement evidencing the RSU Award, the form of which is attached hereto as Exhibit C. The RSU Award shall provide that at your election you may satisfy any required employee withholding taxes due on vesting and settlement of the RSU Award through share withholding.

6.          Benefits. During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. You will also be eligible to accrue four weeks of paid vacation and sick leave pursuant to the Company’s standard policies. In addition to these standard benefits, during your employment the Company will pay the annual premiums (up to $10,000 per year) for a key person term life insurance policy of $1,000,000, subject to an underwriter’s acceptance. The Company and you will also enter into the Company’s standard form of Indemnification Agreement in the form attached as Exhibit B.

7.          Business and Travel Expenses. The Company will reimburse you for reasonable out-of-pocket expenses incurred in the performance of your duties for the Company in accordance with the Company’s rules and policies.

8.          Sale Bonus. In addition to the Signing Bonus, and the Annual Bonus provided above, the Company will pay a transaction bonus in the amount provided below within 10 days following a Sale of the Company, provided that you are employed by the Company on the date of such event equal to: (i) 1% of the Net Sales Price (as defined in Exhibit A) that is $100,000,000 (cash or value of other property) or less plus an additional (ii) 0.5% of the Net Sales Price that is more than $100,000,000 (cash or value of other property) (the “Sale Bonus”), payable in cash or other proceeds payable to the Company’s security holders. “Sale of the Company” means a Change in Control (as defined in the Company’s 2015 Equity Incentive Plan), provided that for the purposes of this Agreement, such definition is hereby revised to delete the words “(A) on account of the acquisition of securities of the Company directly from the Company,” from subparagraph (E)(i) thereof. The Sale Bonus is also subject to the additional terms provided in Exhibit A to this Agreement.

Notwithstanding the foregoing, if a Sale of the Company occurs within 12 months following the termination of your employment by the Company without Cause (excluding death or disability), or your resignation for Good Reason, then you will remain entitled to receive the Sale Bonus, subject to your compliance with your Employee Confidential Information and Inventions Assignment Agreement and your other obligations under this Agreement (to the extent then applicable).

9.          Confidentiality. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. In addition, as a condition of your continued employment, you continue to be subject to the Employee Confidential Information and Inventions Assignment Agreement previously entered into with the Company.

10.         At-Will Employment. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

11.         Severance Benefits. If, at any time, the Company terminates your employment without Cause, and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), or if you terminate your employment for Good Reason, you shall be entitled to receive the following severance benefits (the “Severance Benefits”):

(a) severance pay in the form of continuation of your base salary in effect on the effective date of termination for the first 12 months after the date of such termination;

(b) payment or reimbursement by the Company of COBRA premiums in effect on the date of termination for the coverage in effect for you and, if applicable, your spouse and dependent children on such date under the Company’s group health plan(s) during the first 12 months after the date of your termination (or, if shorter, until you are no longer entitled to COBRA continuation of coverage under the Company’s group health plan(s)), provided that you timely (and properly) elect COBRA continuation coverage under the Company’s group health plan(s) in accordance with Internal Revenue Code Section 4980B(f);

(c) any earned but unpaid Annual Bonus; and

(d) an acceleration of vesting of all outstanding equity awards.

For purposes of the above paragraphs, “Cause” for the Company (or any acquirer or successor in interest thereto) to terminate your employment shall exist if any of the following occurs: (A) your conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (B) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (C) your intentional, material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, any Company policy, or of any statutory duty you owe to the Company; or (D) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties, provided, however, that the action or conduct described in clause (C) above and this clause (D) will constitute “Cause” only if such action or conduct continues after the Board has provided you with written notice thereof and thirty (30) days opportunity to cure the same (provided that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure). The determination that a termination is for Cause shall be made by the Board in its sole discretion.

For purposes of the above paragraphs, “Good Reason” for you to terminate your employment shall exist if the following events occur without your prior written consent: (i) a Sale of the Company; (ii) your assignment to materially reduced duties and responsibilities; (iii) reduction of your Base Salary or a reduction in benefits; (iv) a relocation of the geographical location at which you must perform services of more than 25 miles from the location on the date of this Agreement; or (v) a material breach of this Agreement by the Company; provided that (solely with respect to a termination for Good Reason pursuant to subclauses (ii), (iii) and (v) above) you must (1) provide written notice to the Board within 90 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such 30-day period, your resignation is effective not later than 90 days after the expiration of the cure period.

The Severance Benefits are conditional upon (a) your continuing to comply with your obligations under Company policies with respect to confidential information; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your termination date. The salary continuation payments described in the above paragraph will be paid in substantially equal installments on the Company’s regular payroll schedule subject to standard deductions and withholdings over the period following termination; provided, however, that no payments will be made prior to the 60th day following your termination, and the first payment shall include all portions of the payments that would have been paid during the 60-day period.

12.         Section 409A. It is intended that this Agreement and all payments and benefits provided hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code (the “Code”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent Code Section 409A is applicable to this Agreement and any such payments and benefits, the parties intend that this Agreement and such payments and benefits comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a "deferral of compensation," within the meaning of Treasury Regulation Section 1.409A-1(b), (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (y) such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

13.         Miscellaneous. This letter, together with your Employee Confidential Information and Inventions Assignment Agreement and your Indemnification Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes the Prior Employment Agreement (including any options, warrants or compensation contained therein), and any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by you and a member of the Board of Directors. The ongoing obligations of the Company or you shall survive any of your termination, death or disability. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of Arizona.

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Please sign and date this letter, and return them to me if you wish to accept continued employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

SenesTech, Inc.

/s/ Matthew K. Szot
Matthew K. Szot
On behalf of the Board of Directors

Understood and Accepted:

/s/ Loretta P. Mayer	June 30, 2016
Dr. Loretta P. Mayer	Date

Exhibit A

Sale Bonus – Additional Terms

1.          Certain Definitions

“Net Sales Price” means the sum of any cash and the Fair Market Value of any securities or other property, reduced by the Expenses, actually payable to the Company and/or its securityholders in connection with a Sale of the Company, upon or following the Closing and before taking into account any payments made under this Agreement or any similar transaction bonus arrangements. The Net Sales Price will include any Contingent Payments, but will exclude salaries, benefits, bonuses, retention payments, severance arrangements, equity grants and other compensation provided directly to service providers of the Company by the acquiring entity in connection with the post-closing employment or other service of such service providers with the acquiring entity and its affiliates.

“Contingent Payment” shall mean any portion of the Net Sales Price actually payable to the Company and/or its securityholders the receipt of which is contingent upon the passage of time or the occurrence or non-occurrence of future events or circumstances, including without limitation amounts paid at a subsequent closing, amounts distributed to securityholders as a distribution following an asset sale, and amounts subject to an escrow, a purchase price adjustment, an earn-out, or indemnity claims, as and when such amounts are paid to the Company’s securityholders, in each case after reducing such sum by any incremental Expenses associated with the receipt of such amounts.

“Expenses” means the sum of (i) all transaction fees and expenses (including, without limitation, payments to investment bankers and attorneys), (ii) all debts and liabilities of the Company not assumed by an acquirer of the Company, and (iii) any reserves that the Board deems reasonably necessary, including a reasonable estimate of post-Closing expenses.

“Fair Market Value” means the value as reasonably determined by the Board (with your abstention) as of the applicable date in accordance with Code Section 409A, if applicable, and such determination will be final and binding.

2.          Calculation and Payment of Sale Bonus Attributable to Contingent Proceeds

If any portion of the Sale Bonus is attributable to a Contingent Payment (the “Contingent Bonus”), such amount will be subject to the same conditions on payment and potential forfeiture conditions imposed on all other Company securityholders with respect to their rights to such Contingent Payment, and will be calculated on a pro-rata basis, as determined based on the ratio that your full Sale Bonus (prior to tax withholdings and deductions) bears to the total Net Sales Price.

Any Contingent Bonus will be paid to you within 5 days following payment of the corresponding Contingent Proceeds to the Company’s securityholders.

It is intended that the Sale Bonus satisfy, to the greatest extent possible, the exemption from Code Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Sale Bonus comply, and be interpreted to the greatest extent possible as consistent, with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) as “transaction-based compensation.”

Exhibit B

Indemnification Agreement

(See attached)

Exhibit C

Form of Restricted Stock Unit Award

(See attached)